State of Delaware
Secretary of State
Division or Corporations
Delivered 02:56 PM 02/04/2013
FILED 02:56 PM 02/04/2013
SRV 130126847 - 5187824 FILE

Certificate of Amendment to

Backgate Acquisition Corporation

Certificate of Incorporation

February 4, 2013

Backgate Acquisition Corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies as follows:

FIRST: As of February 4, 2013 the Corporation had 20,000,000 shares of common stock issued and outstanding.

SECOND: by unanimous consent of the Board of Directors and by written consent of the shareholders, an amendment to the Certificate of Incorporation of the Corporation, as written below, was adopted in accordance with Section 242 of the Delaware General Corporation Law.

THIRD: Article One to the Certificate of Incorporation shall be amended in its entirety to read as follows:

“ARTICLE ONE

NAME

The name of the Corporation is JMJP Partners, Inc.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, on this 4th day of February, 2013.

BACKGATE ACQUISITION CORPORATION

Attest:	/s/ James M. Cassidy	By:	/s/ James M. Cassidy
	James M. Cassidy		James M. Cassidy
	Secretary		President